DSW Inc. Reports Third Quarter 2015 Financial Results

•	Third quarter sales decrease 0.6% to $666 million; comparable sales decrease 3.9%

•	First nine months sales increase 5.0% to $1.95 billion; comparable sales increase 0.9%

•	Third quarter EPS decreases 20.0% to $0.44 per share compared to last year's $0.55 per share

•	Full year EPS guidance of $1.40 to $1.50, as previously announced

•	Board of Directors approves a quarterly dividend of $0.20 per share

•	As announced on November 3, Board of Directors approved new $200 million share repurchase authorization

COLUMBUS, Ohio, November 24, 2015 - DSW Inc. (NYSE: DSW), a leading branded footwear and accessories retailer, announced financial results for the thirteen week period ended October 31, 2015, which compares to the thirteen week period ended November 1, 2014.

Mike MacDonald, President and Chief Executive Officer, stated, "Our third quarter performance was disappointing. Unseasonably warm temperatures, cautious consumer spending and slower tourism contributed to weak sales trends and a difficult retail environment. In response to these challenges, we took actions to manage inventories and canceled orders both within the quarter and for future periods, ending the quarter with total inventories nearly flat to the prior year on a cost per square foot basis. We remain cautious about the retail environment in the fourth quarter and are anticipating a highly promotional holiday season. As a result, we are intensifying our merchandising and marketing efforts to capture market share and drive traffic, while rigorously managing our expenses."

"Despite the challenging environment, we continue to make good progress on our omni-channel initiatives. During the quarter, we successfully implemented Buy Online Pick-up in Store and Buy Online Ship to Store, which provide our customers with the easy convenience of stopping by a store to pick up their on-line footwear purchases. We are encouraged that DSW customers have embraced these new capabilities with minimal marketing efforts to date."

"As previously announced, Roger Rawlins, our Chief Innovation Officer will succeed me as DSW’s Chief Executive Officer effective January 1, 2016. I am confident that we have the right plan in place and that under Roger's leadership, we will continue to execute the strategic initiatives crucial to driving DSW's future success," added Mr. MacDonald.

Third Quarter Operating Results

•	Sales decreased 0.6% to $666 million compared to last year's sales of $670 million.

•	Comparable sales decreased by 3.9% compared to last year's increase of 2.6%.

•	Gross profit decreased by 270 bps driven by markdown activity and a valuation reserve on a special inventory purchase.

•	Operating expense rate improved by 30 bps due to expense reductions related to lower incentive compensation, store expenses and overhead costs.

•	Net income from continuing operations decreased by 20.7% to $39.3 million.

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Earnings per share from continuing operations decreased by 20.0% to $0.44 per share, in line with previously announced guidance for $0.41 to $0.44 per share. This includes a pre-tax charge of $10 million, or $0.07 per share, for a valuation reserve on a special inventory purchase.

Nine Months Ended October 31, 2015 Operating Results

•	Sales increased 5.0% to $1.95 billion compared to last year's sales of $1.86 billion.

•	Comparable sales increased by 0.9% compared to last year's decrease of 0.1%.

•	Net income from continuing operations increased by 1.7% to $124.3 million.

•	Earnings per share from continuing operations increased by 3.7% to $1.39 per share compared to last year's $1.34 per share.

Third Quarter Balance Sheet Highlights

•	Cash, short-term and long-term investments totaled $397 million compared to $427 million in the third quarter last year.

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Inventories were $521 million compared to $486 million at the end of the third quarter last year. On a cost per square foot basis, DSW inventories increased by 1.8%. Excluding opportunistic buys, inventories on a cost per square foot basis decreased by 0.7%.

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The company repurchased 2.1 million shares for $63.1 million, completing its prior $150 million share repurchase authorization. As previously announced, the Board approved an additional $200 million share repurchase authorization, which the Company expects to implement opportunistically.

Regular Dividend
DSW Inc.'s Board of Directors declared a quarterly cash dividend payment of $0.20 per share. The dividend will be paid on December 31, 2015 to shareholders of record at the close of business on December 18, 2015.

Fiscal 2015 Annual Outlook
The Company reiterated its earnings guidance for the year to be in the range of $1.40 to $1.50 per share, assuming approximately 4% revenue growth and flat comparable sales performance for the full year.

Webcast and Conference Call
To hear the Company's live earnings conference call, log on to http://www.dswinc.com/ today at 8:30 a.m. Eastern Time, or call 1-888-317-6003 in the U.S. or 1-412-317-6061 outside the U.S. using passcode 7925585 approximately ten minutes prior to the start of the call. A telephone replay of this call will be available until 5:00 p.m. Eastern Time on December 8, 2015 and can be accessed by dialing 1-877-344-7529 in the U.S. or 1-412-317-0088 outside the U.S. and using passcode 10075962. An audio replay of the conference call, as well as additional financial information, will also be available at http://www.dswinc.com.

About DSW Inc.
DSW Inc. is a leading branded footwear and accessories retailer that offers a wide selection of brand name and designer dress, casual and athletic footwear and accessories for women, men and kids. As of November 24, 2015, DSW operates 469 stores in 42 states, the District of Columbia and Puerto Rico, and operates an e-commerce site, http://www.dsw.com, and a mobile website, http://m.dsw.com. DSW Inc. also supplies footwear to 379 locations in the United States under the Affiliated Business Group. For store locations and additional information about DSW Inc., visit http://www.dswinc.com. Follow DSW on Twitter at http://twitter.com/DSWShoeLovers and Facebook at http://www.facebook.com/DSW.

DSW INC.
Q3 2015 SEGMENT RESULTS

Net sales by reportable segment

	Thirteen weeks ended			Thirty-nine weeks ended
	October 31, 2015	November 1, 2014	% change	October 31, 2015	November 1, 2014	% change
	(in thousands)			(in thousands)

DSW segment	$628,778	$632,774	(0.6)%	$1,833,572	$1,745,454	5.0%
ABG segment	36,742	37,098	(1.0)%	114,640	110,461	3.8%
DSW Inc.	$665,520	$669,872	(0.6)%	$1,948,212	$1,855,915	5.0%

Comparable sales change by reportable segment

	Thirteen weeks ended		Thirty-nine weeks ended
	October 31, 2015	November 1, 2014	October 31, 2015	November 1, 2014
DSW segment	(3.9)%	2.8%	0.8%	(0.1)%
ABG segment	(3.0)%	0.3%	1.0%	1.2%
DSW Inc.	(3.9)%	2.6%	0.9%	(0.1)%

Gross profit by reportable segment
	Thirteen weeks ended		Thirty-nine weeks ended
	October 31, 2015	November 1, 2014	October 31, 2015	November 1, 2014
DSW segment	30.4%	33.5%	31.6%	31.9%
ABG segment	21.9%	18.0%	20.6%	20.2%
DSW Inc.	29.9%	32.6%	31.0%	31.2%

Stores and square footage data
	As of
	October 31, 2015	November 1, 2014
DSW stores open, end of period	465	431
DSW stores total square footage (in thousands)	9,785	9,280

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Any statements in this release that are not historical facts, including the statements made in our "Fiscal 2015 Annual Outlook," are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company's current expectations and involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These factors include, but are not limited to: our success in executing our omni-channel strategy; our success in opening and operating new stores on a timely and profitable basis; maintaining strong relationships with our vendors; our ability to anticipate and respond to fashion trends; disruption of our distribution and/or fulfillment operations; continuation of supply agreements and the financial condition of our affiliated business partners; fluctuation of our comparable sales and quarterly financial performance; risks related to our information systems and data; failure to retain our key executives or attract qualified new personnel; our competitiveness with respect to style, price, brand availability and customer service; our reliance on our DSW Rewards program and marketing to drive traffic, sales and customer loyalty; uncertain general economic conditions; our reliance on foreign sources for merchandise and risks inherent to international trade; risks related to our handling of sensitive and confidential data; risks related to leases of our properties; risks related to the realization of benefits related to our equity interest in Town Shoes, a leading branded shoe retailer in Canada; foreign currency exchange risk; and risks related to our cash and investments. Additional factors that could cause our actual results to differ materially from our expectations are described in the Company's latest annual or quarterly report, as filed with the SEC. All forward-looking statements speak only as of the time when made. The Company undertakes no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.

DSW INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	October 31, 2015	January 31, 2015	November 1, 2014
Assets
Cash and equivalents	$90,019	$59,171	$96,394
Short-term investments	—	171,201	128,381
Accounts receivable, net	18,264	24,407	26,610
Inventories	521,243	450,836	486,260
Prepaid expenses and other current assets	22,209	43,108	26,566
Deferred income taxes	25,365	19,747	23,486
Total current assets	677,100	768,470	787,697

Property and equipment, net	364,253	337,903	338,227
Long-term investments	306,483	216,756	202,259
Goodwill	25,899	25,899	25,899
Deferred income taxes	8,666	11,332	14,643
Investment in Town Shoes	21,229	25,887	24,838
Note receivable from Town Shoes	45,930	43,304	47,819
Other assets	8,468	8,692	8,850
Total assets	$1,458,028	$1,438,243	$1,450,232

Liabilities and shareholders' equity
Accounts payable	$169,166	$170,610	$185,931
Accrued expenses	117,895	113,180	125,885
Total current liabilities	287,061	283,790	311,816

Non-current liabilities	142,834	143,333	142,540
Total shareholders' equity	1,028,133	1,011,120	995,876
Total liabilities and shareholders' equity	$1,458,028	$1,438,243	$1,450,232

DSW INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Thirteen weeks ended		Thirty-nine weeks ended
	October 31, 2015	November 1, 2014	October 31, 2015	November 1, 2014
Net sales	$665,520	$669,872	$1,948,212	$1,855,915
Cost of sales	(466,554)	(451,315)	(1,344,886)	(1,277,449)
Gross profit	198,966	218,557	603,326	578,466
Operating expenses	(135,637)	(138,720)	(406,844)	(384,056)
Operating profit	63,329	79,837	196,482	194,410
Interest income, net	952	737	2,624	2,387
Non-operating (expense) income	(107)	—	3,198	—
Income from continuing operations before income taxes and income (loss) from Town Shoes	64,174	80,574	202,304	196,797
Income tax provision	(25,575)	(32,069)	(77,157)	(76,532)
Income (loss) from Town Shoes	696	1,049	(876)	1,898
Income from continuing operations	39,295	49,554	124,271	122,163
Income from discontinued operations, net of tax	—	—	—	358
Net income	$39,295	$49,554	$124,271	$122,521

Diluted shares used in per share calculations:	88,369	89,810	89,229	91,014

Diluted earnings per share:
Diluted earnings per share from continuing operations	$0.44	$0.55	$1.39	$1.34
Diluted earnings per share from discontinued operations	—	—	—	0.00
Diluted earnings per share	$0.44	$0.55	$1.39	$1.35